Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207286 on Form S-3 and Registration Statement No. 333-200219 and Registration Statement No. 333-220025 on Form S-8 of our reports dated March 3, 2021, relating to the financial statements of Veritiv Corporation, and the effectiveness of Veritiv Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Veritiv Corporation for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 3, 2021